Exhibit (a)(7)
                                                                  --------------

PRESS RELEASE

SOURCE: YAHOO! INC.

                 YAHOO! AND HOTJOBS GRANTED EARLY TERMINATION OF
                        HART-SCOTT-RODINO WAITING PERIOD

      SUNNYVALE, CA and NEW YORK - JANUARY 28, 2002 - Yahoo! Inc. (Nasdaq:
YHOO) and HotJobs.com, Ltd. (Nasdaq: HOTJ), today announced that the Department of Justice and the Federal Trade Commission have granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in relation to the previously announced agreement for Yahoo! to acquire HotJobs.

      The termination of this waiting period satisfies one of the conditions for Yahoo!'s acquisition of HotJobs.

      Yahoo! announced that it had commenced an exchange offer, though its wholly owned subsidiary, HJ Acquisition Corp., on January 11, 2002, for any and all outstanding shares of HotJobs common stock for cash and common stock of Yahoo!. Under the terms of the exchange offer, Yahoo! is offering to acquire all outstanding shares of common stock of HotJobs for at least $5.25 in cash and a fraction of a share of common stock of Yahoo!, together having a value based on the formula described in the offering documents of $10.50 per share of HotJobs common stock. The exact ratio of cash and stock will not become fixed until two trading days before the exchange offer - which may be extended - expires. In addition, the exchange offer is subject to certain conditions, as more fully described in the offering documents. The exchange offer is scheduled to expire at 12:00 midnight New York City Time on Friday, February 8, 2002, unless extended.

                                      # # #

ABOUT YAHOO!
Yahoo! Inc. is a leading global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 219 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach. Yahoo! is the No. 1 Internet brand globally and reaches the largest audience worldwide. Through Yahoo! Enterprise Solutions, the company also provides online business and enterprise services designed to enhance the productivity and Web presence of Yahoo!'s clients. The company's global Web network includes 24 World properties. Headquartered in Sunnyvale, Calif., Yahoo! has offices in Europe, Asia, Latin America, Australia, Canada and the United States.

ABOUT HOTJOBS
HotJobs.com, Ltd. is a leading recruiting solutions and software company. The company's flagship job site, HotJobs.com (http://www.hotjobs.com) is the confirmed most-visited, #1 ranked job board according to independent research by Media Metrix. In addition to its popular consumer job board, HotJobs provides employers with progressive recruiting solutions such as its Resumix(R) and Softshoe(R) hiring management software, Agency Desktop and Diversity

Marketing Solutions. The company recently ranked #14 in Bloomberg Personal Finance Magazine's coveted "Tech 100" list.

                  ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS RELEASE IS BEING FILED PURSUANT TO RULE 425 UNDER THE SECURITIES ACT OF 1933. THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF HOTJOBS. HOTJOBS STOCKHOLDERS ARE URGED TO READ THE RELEVANT EXCHANGE OFFER DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. YAHOO! HAS FILED EXCHANGE OFFER MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION AND HOTJOBS HAS FILED A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. THE EXCHANGE OFFER MATERIALS (INCLUDING A PRELIMINARY PROSPECTUS/OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE PRELIMINARY PROSPECTUS/OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, ARE AVAILABLE TO ALL STOCKHOLDERS OF HOTJOBS AT NO EXPENSE TO THEM BY CONTACTING THE INFORMATION AGENT, GEORGESON SHAREHOLDER COMMUNICATIONS INC., 111 COMMERCE ROAD, CARLSTADT, NEW JERSEY 07072, AT 1-866-736-8819. THE EXCHANGE OFFER MATERIALS (INCLUDING THE PRELIMINARY PROSPECTUS/OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER DOCUMENTS FILED WITH THE SEC) AND THE SOLICITATION/RECOMMENDATION STATEMENT ARE ALSO AVAILABLE FOR FREE AT THE SEC'S WEBSITE AT WWW.SEC.GOV.

                                      # # #

      Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.


MEDIA CONTACT FOR YAHOO!:
Joanna Stevens, Yahoo! Inc., (408) 349 7855, joanna@yahoo-inc.com

INVESTOR CONTACT FOR YAHOO!:
Cathy La Rocca, Yahoo! Inc., (408) 349 5188, cathy@yahoo-inc.com

CONTACT FOR HOTJOBS:
Julie Shermak, HotJobs.com, Ltd., (212) 699 5375